Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Webus International Limited on Form F-1 of our report dated September 23, 2022, with respect to our audits of the consolidated financial statements of Webus International Limited as of June 30, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, changes in (deficit)/equity and cash flows for the years ended June 30, 2022 and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP
(Formerly Marcum Bernstein & Pinchuk LLP)
Beijing, China
February 10, 2023

BEIJING OFFICE • Unit 2419-2422 • Kerry Center South Tower • 1 Guang Hua Road • Chaoyang District, Beijing • 100020 Phone 8610.8518.7992 • Fax 8610.8518.7993 • www.marcumasia.com